Exhibit (d-9)

AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

WHEREAS, Fred Alger Management, LLC (“Alger Management”) and The Alger Funds (the “Trust”) entered into an investment advisory agreement dated February 14, 2007 (as amended, supplemented and/or restated to date, the “Agreement”) to provide certain investment advisory services to the Trust and each of its series (the “Funds”); and

WHEREAS, shareholders of Alger 35 Fund (the “35 Fund”), a series of the Trust, voted to change the investment advisory fee of the 35 Fund on December 18, 2020; and

WHEREAS, effective May 7, 2021, all of the assets of Alger 25 Fund were transferred to Alger 35 Fund in a tax free exchange of shares and Alger 25 Fund was subsequently terminated; and

WHEREAS, the Trust and Alger Management desire to update the fee schedules to the Agreement to reflect these changes and the launch of an additional Fund;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereby amend the Agreement, effective as of November 1, 2021, as follows:

1. Schedule I of the Agreement is hereby deleted in its entirety and replaced with Schedule I as attached and incorporated by reference to this amendment.

2. Schedule III of the Agreement is hereby deleted in its entirety.

3. Except as otherwise provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect. Capitalized terms herein that are not defined shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties by their duly authorized officers, have caused this Amendment to be executed as of September 22, 2021.

THE ALGER FUNDS		FRED ALGER MANAGEMENT, LLC

By:	/s/ Tina Payne	By:	/s/ Tina Payne

Name:	Tina Payne	Name:	Tina Payne

Title:	Secretary, CCO	Title:	SVP, General Counsel, CCO

SCHEDULE I

Name of Fund	Annual Fee as Percentage of Average Daily Net Assets	Reapproval Date

Alger Capital Appreciation Fund

.81% for assets up to $2 billion;

.65% for assets between $2 billion and $3 billion;

.60% for assets between $3 billion and $4 billion;

.55% for assets between $4 billion and $5 billion;

.45% for assets in excess of $5 billion

		October 31

Alger International Focus Fund	.71% for assets up to $1 billion; .60% for assets in excess of $1 billion	October 31

Alger Mid Cap Growth Fund	.76% for assets up to $1 billion; .70% for assets in excess of $1 billion	October 31

Alger Weatherbie Specialized Growth Fund	.81% for assets up to $1 billion; .75% for assets in excess of $1 billion	October 31

Alger Small Cap Growth Fund	.81% for assets up to $1 billion; .75% for assets in excess of $1 billion	October 31

Alger Small Cap Focus Fund	.75%	October 31

Alger Health Sciences Fund	.55%	October 31

Alger Growth & Income Fund	.50%	October 31

Alger Mid Cap Focus Fund	.70% for assets up to $250 million; .50% for assets in excess of $250 million	October 31

Alger 35 Fund	0.45%	October 31

Alger Weatherbie Enduring Growth Fund	.70% for assets up to $250 million; .50% for assets in excess of $250 million	October 31